Coopers & Lybrand
                                                        Coopers & Lybrand L.L.P.
                                                    a professional services team


Consent of Independent Accountants

To the Trustees of Scudder Securities Trust:

We consent to the incorporation by reference in Post-Effective Amendment No. 44 to the Registration Statement of Scudder Micro Cap Fund on Form N-1A, of our report dated October 7, 1996 on our audit of the financial statements and financial highlights of the Scudder Micro Cap Fund, which report is included in the Annual Report to Shareholders for the period ended August 31, 1996 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement.

We also consent to the reference to our Firm under the caption, "Experts."

                                                     /s/Coopers & Lybrand L.L.P.
Boston, Massachusetts                                   Coopers & Lybrand L.L.P.
February 11, 1997